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                      JABIL CIRCUIT COMPLETES ACQUISITION

                     OF HEWLETT-PACKARD LASERJET FORMATTER

                            MANUFACTURING OPERATIONS

This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the Form 10-K, filed 12/1/97.

St. Petersburg, FL - August 4, 1998-- Jabil Circuit, Inc. (NYSE: JBL) has completed the purchase of the manufacturing assets of the Hewlett-Packard (NYSE: HWP) LaserJet Solutions Group Formatter Manufacturing Organization
(FMO). The acquisition of the FMO includes all of the printed circuit assembly assets located in Boise, Idaho and Bergamo, Italy. Jabil originally announced its intent to purchase the FMO assets on May 11, 1998. Financial terms of the transaction were not disclosed.

The newly acquired Jabil facilities will produce the printed circuit board assemblies for all laser printers sold by HP. Jabil will lease the HP facilities where FMO operations were previously conducted until Jabil constructs new facilities in both Boise and Bergamo.

The Boise operation consists of seven newly equipped surface mount technology manufacturing lines supporting leading edge interconnect processes. In addition, Jabil has hired 400 former HP manufacturing employees. The Jabil operation will be managed by Randy Della, who previously served as production manager at the HP operation in Boise.

In Bergamo, the new Jabil operation consists of four newly equipped surface mount technology manufacturing lines and 200 former HP employees. The Jabil operation will be managed by Carlo Scocco, formerly factory technical support manager at the HP Bergamo operation.

"The acquisition of Hewlett-Packard's Formatter Manufacturing Organization is a significant step forward for Jabil," commented Scott D. Brown, Jabil's vice president, Corporate Development. "Through this acquisition, we add a group of talented and experienced manufacturing employees to our existing resources, and strengthen our association with Hewlett-Packard, the unquestioned leader in the laser printer industry."

"As we have worked with Jabil on the acquisition of the Formatter Manufacturing Organization, we have gained great confidence they are the right strategic supplier for the LaserJet Solutions Group," said Hatem Mostafa, HP's general manager, Department Color LaserJet Operations. "We are also pleased with Jabil's aggressive approach to closing this acquisition and are delighted to close this transaction in just 10 weeks. Jabil's solid understanding of manufacturing and the transition process will allow us uninterrupted product flow. In addition, we were able to gain significant comfort by the enthusiasm the current Formatter Manufacturing Organization management team exhibited in assuming the key role in Jabil's transition plan."

Jabil Circuit, Inc. (http://www.jabil.com) is an electronic manufacturer of circuit board assemblies and systems for products in the communication, personal computer, peripheral, automotive and



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consumer industries. Jabil offers a range of manufacturing services, including circuit design, board design from schematic, prototype assembly, volume board assembly and system assembly services.

Jabil has approximately 5,000 employees in eight worldwide high-volume manufacturing locations. Revenues for the fiscal year ended August 31, 1997 were $978 million.

CONTACT: Beth Walters, (813) 577-9749 or beth_walters @ jabil.com